Exhibit 10.2

PURCHASE AND SALE AGREEMENT

Between

Mid-Con Energy Properties, LLC

(the “Seller”)

and

CONTANGO OIL & GAS COMPANY

(the “Buyer”)

October 25, 2020

TABLE OF CONTENTS

Page

1.	Definitions and References1

1.1Definitions1

1.2References13

2.	Purchase and Sale; Purchase Price14

2.1Certain Upward Adjustments14

2.2Certain Downward Adjustments15

2.3Final Accounting15

2.4Payments16

2.5Purchase Price Allocation16

3.	Seller’s Representations and Warranties17

3.1Organization, Good Standing, Etc.17

3.2Authorization17

3.3No Breach17

3.4Litigation18

3.5Taxes18

3.6Permits18

3.7Compliance with Laws18

3.8Contracts18

3.9Outstanding Capital Commitments19

3.10Hedges19

3.11Bonds19

3.12Environmental and Safety Matters19

3.13Payments for Production20

3.14Reversionary Interests20

3.15Wells20

3.16Broker’s or Finder’s Fees20

3.17Bankruptcy20

3.18Preferential Rights of Purchase and Consents to Assign21

3.19Gas Balancing21

3.20Royalties21

3.21Leases21

3.22Surface Restrictions21

3.23Non-Consent21

3.24No Liens22

3.25Records22

3.26Dispositions or Other Changes22

4.	Buyer’s Representations and Warranties22

4.1Organization and Standing.22

4.2Powers22

4.3No Restriction22

4.4Authorization22

i

4.5Non-Contravention23

4.6Governmental Consent23

4.7Litigation, Etc.23

4.8Broker’s or Finder’s Fees23

4.9Bankruptcy23

4.10Qualifications23

4.11Investment23

5.	Covenants24

5.1Government Reviews24

5.2Operation of Business24

5.3Release of Liens25

5.4Casualty or Condemnation Loss25

5.5Consents to Assignment and Preferential Rights to Purchase25

5.6Accounting27

5.7Revenues Held For Benefit of the Other Party27

5.8Tax Matters27

5.9Revenues and Expenses29

5.10Suspended Funds29

5.11Termination of Affiliate Contracts29

5.12Further Assurances29

5.13Limitations on Representations and Warranties30

5.14Post-Closing32

5.15Right of Set Off32

6.	The Closing32

6.1Closing Notice33

6.2General Conditions33

6.3Conditions to Obligations of Buyer33

6.4Conditions to Obligations of Seller34

6.5Buyer’s Deliveries34

6.6Seller’s Deliveries35

7.	Indemnification35

7.1Assumed Obligations35

7.2Seller’s Indemnification36

7.3Buyer’s Indemnification36

7.4Indemnification Procedure36

7.5Defense36

7.6Certain Limitations on Indemnity Obligations37

8.	Termination39

8.1Termination Rights39

8.2Effect of Termination39

9.	Miscellaneous40

9.1Time40

9.2Notices40

9.3Survival41

9.4Cooperation41

9.5No Third Party Beneficiaries41

9.6Cumulative Remedies41

9.7Choice of Law42

9.8Entire Agreement42

9.9Assignment42

9.10Amendment43

9.11Severability43

9.12Waiver43

9.13Counterparts; Facsimiles; Electronic Transmission43

9.14JOINT ACKNOWLEDGMENT43

9.15WAIVER OF JURY TRIAL, SPECIAL DAMAGES, ETC.43

9.16Mutuality44

9.17Schedules44

9.18Confidentiality44

9.19Press Releases44

9.20Sale or Use Tax, Recording Fees, and Similar Taxes and Fees45

9.21Expenses45

EXHIBITS

Exhibit A	–	Leases
Exhibit B	–	Wells
Exhibit C	–	Surface Interests
Exhibit D	–	Allocated Values
Exhibit E	–	Form of Assignment, Bill of Sale and Conveyance
Exhibit F	–	Contracts
Exhibit G	–	Form of Deed

SCHEDULES

Schedule 1.1(A)	–	Unit Interests
Schedule 1.1(B)	–	Certain Excluded Assets
Schedule 3.3	–	No Breach
Schedule 3.4	–	Litigation
Schedule 3.5	–	Taxes
Schedule 3.6	–	Permits
Schedule 3.8	–	Contracts
Schedule 3.9	–	Outstanding Capital Commitments
Schedule 3.11	–	Bonds
Schedule 3.12	–	Environmental and Safety Matters
Schedule 3.15	–	Wells
Schedule 3.18	–	Consents and Preferential Purchase Rights
Schedule 3.20	–	Royalties
Schedule 3.21	–	Leases
Schedule 3.22	–	Surface Restrictions
Schedule 3.24	–	Liens
Schedule 5.2	–	Operation of Business

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 25th day of October, 2020, between Mid-Con Energy Properties, LLC, a Delaware limited liability company (“Seller”), and Contango Oil & Gas Company, a Texas corporation (“Buyer”). Buyer and Seller may be referred to herein collectively as the “Parties”, or individually as a “Party”.

R E C I T A L S:

A.Seller desires to sell and Buyer desires to purchase all of Seller’s right, title and interest in and to the Properties (as hereinafter defined).

B.The purchase and sale of the Properties will be consummated on the terms and conditions set forth in this Agreement.

C.Concurrently with the execution and delivery hereof, Buyer, Michael Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Michael Merger Sub”), Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and Mid-Con Energy GP, LLC, a Delaware limited liability company and the general partner of the Partnership, are entering into an Agreement and Plan of Merger of even date herewith (as amended, supplemented or modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of the Partnership with and into Michael Merger Sub, with Michael Merger Sub surviving that merger as a subsidiary of Buyer, on the terms and subject to the conditions set forth in the Merger Agreement.

ARTICLE 1
DEFINITIONS AND REFERENCES

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions and References

. Capitalized terms used throughout this Agreement including the Recitals above and not defined in Section 1.1 below shall have the meaning ascribed to them elsewhere in this Agreement.

1.1Definitions

. Each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

“Accounting Referee” means a nationally recognized accounting firm mutually agreed upon by the Parties, provided that prior to the appointment of any Accounting Referee, each Party will certify in writing to the other Party that such Accounting Referee has neither performed any work for such Party or its Affiliates nor been an officer, director or employee of such Party or any of its Affiliates within the preceding five year period.

“Affiliate” means, with respect to any Party, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with such Party.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event shall Buyer or any subsidiary of Buyer be considered an “Affiliate” of Seller.

“Agreement” has the meaning specified in the introductory paragraph and includes the Exhibits and Schedules attached hereto.

“Allocated Value” has the meaning specified in Section 2.5.1.

“Allocation” has the meaning specified in Section 2.5.2.

“Approval Period” means the period commencing on the date of this Agreement and terminating at 11:59 PM Central Time on the 90th day following the date of this Agreement, provided, however, that such period shall automatically be extended by 30 days if, as of the end of such period, the Merger Agreement Closing has not occurred due to the failure to obtain the Partnership Unitholder Approval (as defined in the Merger Agreement) or Clyde Shareholder Approval (as defined in the Merger Agreement) has not been obtained.

“Asset Taxes” means production, severance, excise, sales, use, occupation, ad valorem property, personal property or similar Taxes, but not Income Taxes or Transfer Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Properties or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

“Assignment” means the Assignment, Bill of Sale and Conveyance, in substantially the same form attached hereto as Exhibit E.

“Assumed Obligations” means, without limiting Buyer’s rights under this Agreement and excluding the Retained Liabilities and any and all liabilities, costs, expenses, duties and obligations of every kind and character that Seller is required or obligated hereunder and/or any agreement, contract or instrument delivered hereunder to pay, defend, indemnify, reimburse and hold harmless any Buyer Indemnified Party, all liabilities, costs, expenses, duties and obligations of every kind and character of Seller with respect to the Properties or to the ownership, use, operation or other disposition thereof, whether or not attributable to periods before, on or after the Effective Time, including those arising out of or relating to: (i) the terms of all oil, gas and mineral leases, easements and similar agreements constituting part of the Properties, (ii) the terms and provisions of all Contracts constituting part of the Properties, (iii) the administration and payment of the amount of the Suspended Funds with respect to the Properties as provided in Section 5.10 (but only to the extent such Suspended Funds were transferred to Buyer at Closing pursuant to Section 2.2(e)), (iv) all Asset Taxes allocated to Buyer pursuant to Section 5.9, (v) liabilities, costs, expenses, duties and obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures constituting the Properties, (vi) all liabilities, costs, expenses, duties and obligations to restore the surface of the Leases, the Lands or lands pooled or unitized therewith and any other obligations relating to the failure of the Leases, Lands or lands pooled or unitized therewith to comply with Environmental Laws, including any and all obligations to bring the Properties into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Properties), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Effective Time; (vii) all Third Party claims, demands, violations, actions, assessments, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of any of the Properties; and (viii) to the extent related to periods after the Effective Time, all losses, claims, liabilities, demands, costs and expenses arising out of, incident to or in connection with the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Leases and/or units comprising a part of the Properties.

“Basket” has the meaning specified in Section 7.6.1.

“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Houston, Texas are authorized by Law to close.

“Buyer” has the meaning specified in the introductory paragraph.

“Buyer Indemnified Parties” has the meaning specified in Section 7.2.

“Casualty Loss” means (i) any loss, damage or destruction of the Properties occurring during the period between the date hereof and the Closing Date for any reason, including any act of God, fire, explosion, collision, earthquake, windstorm, tornado, flood or other casualty, but excluding any loss, damage or destruction as a result of depreciation, ordinary wear and tear to equipment, and any change in condition of the Properties for production of Hydrocarbons through normal depletion (which exclusion shall include the watering-out of any Well, collapsed casing or sand infiltration of any Well), or (ii) any loss or damage resulting from any portion of the Properties being taken in condemnation or under right of eminent domain.

“CERCLA” has the meaning specified in the definition of Environmental Law.

“Closing” means the closing and consummation of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs, which will be the Business Day on or following the date that is 15 days following the delivery of the Closing Notice by Seller to Buyer, or such other date as shall be mutually agreed by Buyer and Seller.

“Closing Notice” means a written notice duly executed by an authorized officer of Seller that is delivered by Seller to Buyer exercising its right to require the Closing of the transactions contemplated hereby in accordance with Article 6.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereof.

“Contracts” has the meaning specified in the definition of Properties.

“Control” means the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of equity interests in or voting rights attributable to the equity interests in such Person, by contract or agency, by the general partner of a Person that is a partnership, or otherwise; and “Controls” and “Controlled” have meanings correlative thereto; provided, however, in no event shall Buyer or its Affiliates be deemed to Control or be Controlled by Seller after Closing.

“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale, disposition, transfer or conveyance of federal, state, tribal or other governmental oil and gas leases or interests therein or related thereto, or the transfer of operations of any of the Wells, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such oil and gas leases or interests therein, or such operations.

“Deed” means the Special Warranty Deed, in substantially the same form attached hereto as Exhibit G.

“Defensible Title” means that record title of Seller to the Leases and Wells that, as of the Effective Time and the Closing Date:

(a)

entitles Seller to receive, throughout the productive life of a Well, not less than the Net Revenue Interest set forth in Exhibit B and/or Schedule 1.1(A) in and to all Hydrocarbons produced and saved or sold from or allocated to such Well (except for (A) decreases in connection with any operation in which the owner of such Well is a non-consenting owner or are taken on or after the Closing Date, including decreases resulting from any reversion of interest to co-owners with respect to which such co-owners, after the execution of this Agreement, may elect to be a non-consenting co-owner, (B) decreases resulting from the establishment after the Closing Date of pools or units, and (C) decreases resulting from reversionary interests, carried interests, horizontal or vertical severances or other matters expressly and clearly identified for such Well in Exhibit B and/or Schedule 1.1(A));

(b)

obligates Seller to bear, throughout the productive life of a Well (and the plugging, abandonment and salvage thereof), not greater than the Working Interest set forth in Exhibit B and/or Schedule 1.1(A), except (A) increases in such Working Interest resulting from matters expressly and clearly identified stated in Exhibit B and/or Schedule 1.1(A) for such Well, (B) increases after the Closing Date resulting from contribution requirements with respect to defaulting parties under applicable operating, unit, pooling, pre-pooling or similar agreements, (C) increases that are accompanied by at least a proportionate increase in the Net Revenue Interest for such Well; and
(c)	is free and clear of all Liens.

“Dollar” means the United States of America dollar.

“Effective Time” means August 1, 2020 at 7:00 a.m. Central Time.

“Environmental Law” means any Law relating to the environment, health and safety, hazardous materials, industrial hygiene, the environmental conditions on, under, or about any of the Properties, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination and includes the Comprehensive Environmental Response, Compensation and Liability Act, including the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, including the Hazardous and Solid Waste Amendments Act of 1984, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; as any of the foregoing may be amended as of the Effective Time.

“Excluded Assets” means:

(a)

all corporate, limited liability company, partnership, financial, Income Tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Properties), other than title, land and environmental records related to the Properties, Asset Tax records, and except for copies of such legal records that relate to any of the Assumed Obligations;

(b)	all books, records and files that exclusively relate to the Excluded Assets;
(c)

to the extent that they do not relate to any of the Assumed Obligations, any existing or future refund of costs, Seller Taxes or expenses borne by Seller, its Affiliates or their respective predecessors in title attributable to the period prior to the Effective Time;

(d)

to the extent that they do not relate to any of the Assumed Obligations, any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Leases, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time;

(e)

to the extent that they do not relate to any of the Assumed Obligations, all rights of Seller under Contracts attributable to periods before the Effective Time insofar as such rights relate to Seller’s indemnity obligations or other liabilities of Seller retained under this Agreement;

(f)

to the extent that they do not relate to any of the Assumed Obligations, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity (including any rights, claims or causes of action of Seller against Third Parties or hold harmless agreements and any indemnities received in connection with Seller’s prior acquisition of any of the Properties), or (ii) under any bond, letter of credit or guarantee;

(g)	Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;
(h)

all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time and all proceeds from the disposition thereof other than inventory for which an adjustment is made under Section 2.1;

(i)	all of Seller’s and its Affiliates’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;
(j)

to the extent that they do not relate to any of the Assumed Obligations, all audit rights (including rights to receive costs and revenues in connection therewith, in each case to the extent Seller is responsible for such costs under this Agreement) arising under any of the Contracts or otherwise with respect to the Properties for any period prior to the Effective Time or to any of the Excluded Assets;

(k)

to the extent that they do not relate to any of the Assumed Obligations, all trade credits, account receivables, note receivables, take-or-pay amounts receivable and other receivables attributable to the Properties (other than inventory for which an adjustment is made under Section 2.1) with respect to any period of time prior to the Effective Time, as determined in accordance with GAAP;

(l)	all computers, phones, office supplies, furniture and related personal effects located off the Properties or only temporarily located on the Properties;
(m)	to the extent that they do not relate to any of the Assumed Obligations, all claims of Seller or any of its Affiliates for refunds of or loss carry forwards with respect to Seller Taxes;
(n)

all documents and instruments of Seller that may be protected by an attorney-client privilege (other than title opinions and reports, which shall be included as part of the Records) and all data that cannot be disclosed to Buyer as a result of confidentiality arrangements (provided that Seller shall use commercially reasonable efforts to obtain waivers of such arrangements) or which are subject to payment of a fee for transfer or other consideration under agreements with Third Parties (unless Buyer agrees to pay such fee);
(o)	any offices, office leases, and any personal property located in or on such offices or office leases;
(p)	all vehicles used in connection with the Properties;
(q)	records relating to the offer, negotiation or consummation of the sale of the Properties;
(r)	Seller’s reserve studies, estimates and evaluations, and engineering studies and economic studies; and
(s)	all leased personal property (including leased vehicles), rights and other assets specifically described on Schedule 1.1(B).

“Expiration Date” has the meaning specified in Section 9.3.

“Final Statement” has the meaning specified in Section 2.3.

“Fundamental Representations” means the representations and warranties in Sections 3.1, 3.2, 3.3, 3.5, 3.16, 3.17, 4.1, 4.2, 4.3, 4.4, 4.5, 4.8 and 4.9.

“G & G Data” means geological or geophysical information constituting proprietary seismic data, studies, core samples and information to be covered by license agreements and any geological or geophysical information related to the Leases or Wells, and a non-exclusive license to all geophysical data owned by Seller.

“GAAP” means generally accepted accounting principles, consistently applied, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor). The requisite that such principles be consistently applied means that the accounting principles in a current period are comparable in all material respects to those applied in preceding periods.

“Gas Imbalances” means any gas production, pipeline, storage, processing, transportation or other imbalance or unsatisfied through-put obligations attributable to Hydrocarbons produced from the respective Seller’s interest in Seller’s Wells or any interests pooled or unitized therewith.

“Governmental Authority” means any national, state, county or municipal government or division thereof, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or governmental tribunal or arbitrator in any case that has jurisdiction over any of the Parties or any of their respective properties or assets.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons produced in association therewith.

“Income Taxes” means any income, capital gains, franchise, gross receipts and similar Taxes.

“Individual Claim” has the meaning specified in Section 7.6.1.

“Lands” has the meaning set forth in the definition of Properties.

“Laws” means any and all applicable laws, statutes, acts, constitutions, fundamental principles of common law, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, directives, decrees, rules, regulations, or governmental guidelines or interpretations having the force of law or other legally enforceable requirements (including Environmental Laws) that are promulgated, issued, adopted, implemented or enacted by or under the authority of any Governmental Authority having jurisdiction.

“Leases” has the meaning set forth in the definition of Properties.

“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance or other arrangements substantially equivalent thereto.

“Material Contracts” has the meaning specified in Section 3.8.1.

“Merger Agreement” has the meaning specified in the Recitals.

“Merger Agreement Closing” means the “Closing” as such term is defined in the Merger Agreement.

“Net Revenue Interest” (or “NRI”) means, with respect to a Lease or Well, the decimal interest in and to all production of Hydrocarbons produced and saved or marketed from or allocated to the relevant Property after giving effect to all valid lessors’ royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests, and other burdens upon, measurable or payable out of production therefrom.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement dated July 30, 2020, by and between Buyer and Seller.

“Ordinary Course of Business” means in the ordinary course of business consistent with past custom and practice.

“Partnership” has the meaning specified in the Recitals.

“Party” and “Parties” have the meanings specified in the introductory paragraph.

“Permits” has the meaning specified in Section 3.6.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or Governmental Authority.

“PPR” means any preferential purchase right, right of first refusal or other agreement which gives a Third Party a right to purchase a Lease or Well (or any part thereof).

“Properties” means all of Seller’s right, title and interest in and to the following, excluding the Excluded Assets:

(a)

all oil and gas leases, oil, gas and mineral leases, subleases, other leaseholds, oil and gas fee interests, working interests and net revenue interests owned by Seller that are described in Exhibit A attached hereto and made a part hereof, whether producing or non-producing (collectively, the “Leases”);

(b)

all royalty interests, net profits interests and similar interests associated with or burdening the Leases, and any and all lands covered or burdened by any of the Leases or subject thereto or pooled, communitized or unitized with any of the Leases (the “Lands”);

(c)

all oil and/or gas wells located on or within the geographical boundaries of the Lands whether producing, shut-in, plugged or abandoned, including those oil and/or gas wells described in Exhibit B (the “Wells”), in each case to the extent allocated to or constituting any of the Lands, and all tangible personal property, equipment, fixtures and improvements, including all injection wells, water wells, salt water disposal facilities (including those set forth on Exhibit B), well heads, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, water lines, vessels, tanks, boilers, separators, treating equipment, compressors, other equipment, automation systems including meters and related telemetry on wells, power lines, telephone and communication lines, and other appurtenances owned in connection with the production, treating, storing, transportation or marketing of Hydrocarbons from the Wells;

(d)

all presently existing unitization, pooling and/or communitization agreements, declarations or designations and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, insofar as the same are attributable or allocated to any of the Lands, and the properties covered or units created thereby which are attributable to the Lands;

(e)

all presently existing and valid Hydrocarbon sales agreements to the extent applicable to the Properties, including, operating agreements, gathering agreements, transportation agreements, marketing, disposal or injection agreements, farmout and farmin agreements, unitization, pooling and communitization agreements, purchase agreements, exploration agreements, area of mutual interest agreements, exchange and processing contracts and agreements, partnership and joint venture agreements and any other contracts, agreements and instruments, in each case, only to the extent the above agreements cover, are attributable to or relate to the Leases, Lands, Wells and/or any interests pooled, communitized or unitized therewith, including those set forth on Exhibit F (collectively, the “Contracts”); provided that “Contracts” shall exclude: (i) any master service agreements, (ii) any contracts, agreements and instruments to the extent transfer is (A) restricted by their respective terms or third-party agreement, or (B) subject to payment of a fee or other consideration under any license agreement or other agreement with a Person other than an Affiliate of Seller (in which case Seller shall bear all such fees and consideration), and for which no consent to transfer has been received or for which Buyer or Seller has not agreed in writing to pay the fee or other consideration, as applicable, and (iii) the instruments constituting the Leases, Wells and/or Lands;

(f)	all Hydrocarbons in, on, under or produced from the Leases or Wells or any interests pooled or unitized therewith from and after the Effective Time and the proceeds therefrom;
(g)

all easements, surface fee interests, surface leases, subsurface leases, permits, licenses, servitudes, rights of way and all other rights and appurtenances situated on or used in connection with the operation of the Leases, Wells or any interests pooled or unitized therewith, including those set forth on Exhibit C (“Surface Interests”);

(h)

to the extent the same are assignable or transferable, and further to the extent the same are related to any of the other Properties, orders, title opinions and title documents, abstracts of title, land files, division of interest statements;

(i)	G & G Data;
(j)	all audit rights arising under any of the Contracts or otherwise with respect to the Properties at or after the Effective Time or to the extent relating to the Assumed Obligations;
(k)

liens and security interests in favor of Seller, whether choate or inchoate, under any Law or Contract, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of any of the other Properties or to the extent relating to any Assumed Obligations;

(l)

all trade credits, account receivables, note receivables, take-or-pay amounts receivable and other receivables attributable to the Properties at or after the Effective Time or to the extent relating to the Assumed Obligations, as determined in accordance with GAAP;

(m)	any claim of indemnity, contribution or reimbursement attributable to the Properties at or after the Effective Time or relating to the Assumed Obligations; and

(n)	the Records.

“Property Costs” means all operating expenses (including utilities, payroll, costs of insurance, rentals, title examination and curative actions, and overhead costs) and capital expenditures (including rentals, options and other lease maintenance payments, broker fees, and other property acquisition costs and costs of acquiring equipment), respectively, incurred in the Ordinary Course of Business attributable to the use, operation, and ownership of the Properties, but excluding losses, claims, liabilities, demands, costs and expenses attributable to: (i) personal injury, illness or death, property damage, torts, breach of contract or non-compliance or violation of any Law, (ii) remediation obligations or any other obligations relating to the plugging and abandoning or decommissioning of any of the Properties, (iii) liabilities arising under any Environmental Law, (iv) any Asset Taxes, Income Taxes or other Taxes, (v) any costs or expenses incurred in connection with the cure (or attempted cure) of any environmental conditions or matters or title claims, or (vi) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (vi), whether such claims are made pursuant to contract or otherwise.

“Purchase Price” has the meaning specified in Section 2.

“RCRA” has the meaning specified in the definition of Environmental Law.

“Records” means copies of any files, records, maps, information, and data, whether written or electronically stored, relating primarily to the Properties, including: (i) land and title records (including abstracts of title, title opinions and memoranda, title curative documents and prospect files); (ii) contracts, electric logs, core data, pressure data, decline curves and graphical production curves; (iii) correspondence; (iv) operations, production, accounting, lease and division order records; (v) production, facility and well records and data; and (vi) any other records, books and files relating to any of the matters set forth in the definition of “Properties”.

“Required Consent” means a consent by a Third Party that, if not obtained prior to the assignment of a Property, either (a) makes the assignment with respect to such Property void or voidable, (b) terminates Seller’s interest in such Property subject to the consent, (c) requires payment of a fee, (d) would be reasonably likely to result in any material liability to Buyer, or (e) allows such Third Party to withhold such consent in its sole discretion; provided, however, “Required Consent” does not include any Customary Post-Closing Consent.

“Retained Liabilities” means all losses, claims, liabilities (including environmental liabilities), demands, costs and expenses, known or unknown, caused by, arising out of, incident to or in connection with (a) the Excluded Assets; (b) royalties attributable to production from the Properties prior to the Effective Time; (c) personal injury or death or property damage relating to events occurring prior to Closing; (d) Seller’s failure to pay or incorrect payment of any Seller Taxes; (e) offsite disposal of hazardous materials from the Properties occurring prior to the Closing; (f) operating expenses attributable to periods prior to the Effective Time; (g) any claim made by an employee of Seller or any of its Affiliates relating to such employment, including but not limited to Seller’s or its Affiliates’ employee benefit plans applicable to any employees of Seller or its Affiliates and Seller’s responsibilities under the Employee Retirement Income Security Act of 1974, as amended, applicable to such employees; (h) any litigation or other proceedings disclosed in Schedule 3.4 or filed or pending prior to the Closing Date that would have been required to be disclosed in Schedule 3.4 if such litigation or proceeding had been filed or pending as of the execution of this Agreement; (i) the gross negligence or willful misconduct of Seller with respect to the operation of the Properties prior to the Closing Date; (j) any fines or penalties imposed or assessed by any Governmental Authority as a result of the ownership, operation or use of the Properties prior to the Closing Date; and (k) any environmental conditions or defects related to the facts and matters required to be disclosed on Schedule 3.12.

“Seller Indemnified Parties” has the meaning specified in Section 7.3.

“Seller Taxes” means (a) all Income Taxes imposed by any applicable Law on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Seller pursuant to Section 5.8 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Section 2.1 or Section 2.2, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 5.8.3), (c) one-half of any Transfer Taxes, (d) any Taxes imposed on or with respect to the ownership or operation of the Excluded Properties or that are attributable to any asset or business of Sellers that is not part of the Properties and (e) any and all Taxes (other than the Taxes described in clauses (a), (b), (c) or (d) of this definition) imposed on or with respect to the ownership or operation of the Properties or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time.

“Seller’s Knowledge” means the actual knowledge of Sherry L. Morgan, Jodie L. DiGiacomo, Greg Westfall and Seth Houston (after due investigation and inquiry (including of field personnel)).

“Special Damages” has the meaning specified in Section 9.15.

“Straddle Period” means any Tax period beginning before and ending on or after the date on which the Effective Time occurs.

“Surface Interests” has the meaning specified in the definition of Properties.

“Suspended Funds” means proceeds of production which Seller is holding as of the Closing Date which are owing to Third Party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other Hydrocarbons attributable to the Properties.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means (a) taxes of any kind, levies or other like assessments, customs, duties, imposts, charges, escheat or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, royalty, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any other Governmental Authority, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report, whether disputed or not and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Transfer Taxes” has the meaning specified in Section 9.20.

“Wells” has the meaning specified in the definition of Properties.

“Working Interest” (or “WI”) means the decimal interest in and to a lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such lease, but without regard to the effect of any valid lessor royalties, overriding royalties, production payments, net profits interests and/or other similar burdens upon, measured by or payable out of production therefrom.

1.2References

. All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined. The word “including” (in its various forms) means including without limitation. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP. All references to prices, values or monetary amounts refer to Dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Disclosure of a matter on a Schedule hereto shall not be deemed a determination by a Party that such matter is material for purposes of this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

ARTICLE 2
PURCHASE AND SALE; purchase PRICE

2.	Purchase and Sale; Purchase Price

. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell and convey to Buyer the Properties, and Buyer agrees to purchase, accept and pay for the Properties and to assume the Assumed Obligations.  In consideration for the sale of the Properties, Buyer will pay to Seller the purchase price of $9,000,000.00 (the “Purchase Price”). The Purchase Price will be allocated among the Properties in accordance with Section 2.5 and adjusted (without duplication) as set forth in Sections 2.1 and 2.2.

2.1Certain Upward Adjustments

. The Purchase Price shall be increased by the following (without duplication): (a) the value of all merchantable allowable oil or other liquid Hydrocarbons in storage above the pipeline connection at the Effective Time that is credited to the Properties included and conveyed at the Closing, such value to be the current market price at the Effective Time, less Asset Taxes attributable to such oil or other liquid Hydrocarbons; (b) an amount equal to, to the extent that such amounts have been received by Buyer and not remitted or paid to Seller, (i) all proceeds from the production of Hydrocarbons from or attributable to the Properties prior to the Effective Time, and (ii) all other income, proceeds, receipts and credits earned with respect to the Properties prior to the Effective Time; (c) the amount of all Property Costs paid by Seller in connection with the ownership, operation and maintenance of the Properties included and conveyed at the Closing and attributable to the period on or after the Effective Time, but only to the extent such costs and expenses have not been reimbursed or otherwise paid to Seller; (d) the amount of any Asset Taxes allocable to Buyer pursuant to Section 5.9 but paid or payable by Seller  (excluding, for the avoidance of doubt, any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Seller in connection with a transaction to which Section 2.2(a) applies, but only to the extent that such Asset Taxes actually reduced the proceeds “received” by Seller for purposes of applying Section 2.2(a) with respect to such transaction); (e) any other amount set forth in this Agreement; and (f) any other amount agreed upon by Buyer and Seller.

2.2Certain Downward Adjustments

. The Purchase Price shall be decreased by the following (without duplication): (a) the amount of any income, proceeds, receipts and credits received by Seller and earned from the Properties attributable to periods after the Effective Time, including proceeds of the sale of Hydrocarbons produced from and after the Effective Time from the Properties (net of (i) royalties, and (ii) Property Costs, in each case of (i) and (ii) to the extent to the extent actually paid by Seller); (b) the amount of any Asset Taxes allocable to Seller pursuant to Section 5.9 but paid or payable by Buyer; (c) the amount of all Property Costs paid by Buyer in connection with the ownership, operation and maintenance of the Properties included and conveyed at the Closing and attributable to the period prior to the Effective Time; (d) the amount of the Allocated Values of any Properties excluded from the Closing pursuant to Section 5.4 and Section 5.5; (e) any other amount set forth in this Agreement; (f) the amount of all Suspended Funds; and (g) any other amount agreed upon by Buyer and Seller.

2.3Final Accounting

. On or before the close of business on the 60th day following the Closing, Buyer (with the cooperation of Seller) will prepare, in accordance with the provisions of this Agreement, and deliver to Seller a post-closing statement setting forth a detailed calculation of all final adjustments to the Purchase Price which takes into account all such adjustments provided in this Agreement (the “Final Statement”). The amount of each adjustment to the Purchase Price described in Section 2.1 and Section 2.2 shall be determined in accordance with COPAS and, to the extent not in conflict with COPAS, with GAAP using the accrual method of accounting, as consistently applied. If Seller disputes any items in the Final Statement, then as soon as reasonably practicable, but in no event later than 30 days after its receipt of the Final Statement, Seller will deliver to Buyer a written exception report containing any changes Seller proposes to be made to the Final Statement. If Seller fails to deliver such exception report to Buyer within that period, the Final Statement as delivered by Buyer will be deemed to be true and correct, binding upon and not subject to dispute by any Party. If Seller delivers an exception report, as soon as reasonably practicable thereafter, but in no event later than 10 days after Buyer receives Seller’s exception report, the Parties will meet and/or otherwise undertake to agree on the final post-Closing adjustments. If the Parties fail to agree on the final post-Closing adjustments within 20 days after Buyer’s receipt of Seller’s exception report, any Party will be entitled to submit the dispute for resolution by the Accounting Referee. The cost of the Accounting Referee shall be paid 50% by Seller and 50% by Buyer. Seller and Buyer shall each present to the Accounting Referee, with a simultaneous copy to the other Party, a written statement of its position on the disputes in question, together with a copy of this Agreement, the proposed Final Statement and Seller’s written exception report and any supporting material that such Party desires to furnish, not later than 10 Business Days after appointment of the Accounting Referee. In making its determination, the Accounting Referee shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider such other accounting and financial standards matters as in its opinion are necessary or appropriate to make a proper determination. The Parties shall direct the Accounting Referee to resolve the disputes within 30 days after receipt of the written statements submitted for review and to render a decision in writing based upon such written statements. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Referee shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The Accounting Referee shall act as an expert for the limited purpose of determining the specific Final Statement dispute presented to it, shall not act as an arbitrator or mediator, shall not consider, hear or decide any matters except the specific Final Statement disputes presented and shall not award damages, interest or penalties (including punitive or exemplary damages, lost profits, consequential, special or indirect damages) to either Party. In addition, the Accounting Referee shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Accounting Referee in the process of resolving such disputes. Upon agreement of the Parties to the adjustments to the Final Statement, or upon resolution of such adjustments by the Accounting Referee, as the case may be, the Final Statement (as adjusted pursuant to such agreement or resolution by the Accounting Referee) will be deemed final and binding on all of the Parties and the aggregate amount due to either Buyer or Seller pursuant to such Final Statement will be paid in accordance with Section 2.4.

2.4Payments

.

2.4.1Closing Payment. The Purchase Price, as adjusted at the Closing, will be payable in immediately available funds at the Closing (pursuant to wire transfer instructions designated in advance by Seller to Buyer in writing) for the account of Seller.

2.4.2Post-Closing Payments. Any other payments to be made following the Closing under this Section 2 shall be made by wire transfer of immediately available funds within five Business Days after the final determination is made that such payments are due and payable (pursuant to wire transfer instructions designated in advance by the receiving Party to the paying Party in writing) for the account of the receiving Party.

2.5Purchase Price Allocation

.

2.5.1The unadjusted Purchase Price is allocated among the Properties as shown on Exhibit D. The allocated value (the “Allocated Value”) for any Property equals the amount allocated to such Property on Exhibit D, as adjusted in accordance with the provisions of this Agreement, insofar as the provisions apply to such Property. The Parties have accepted the Allocated Values for the purposes of this Agreement and the transactions contemplated thereby, but otherwise make no representation or warranty as to the values allocated to each Property.

2.5.2The Parties agree that the Purchase Price (plus Assumed Obligations and any other items properly treated as consideration for U.S. federal income Tax purposes) shall be allocated among the Properties in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). The Allocated Values, as adjusted to comply with applicable U.S. federal income tax Law, shall be used by Seller and Buyer as the basis for the Allocation. The Allocation shall be delivered by Buyer to Seller within 60 days following the Closing Date for Seller’s approval, which shall not be unreasonably withheld, conditioned or delayed. If the Purchase Price is adjusted pursuant to this Agreement, the Allocation shall be adjusted as mutually agreed by Buyer and Seller. Buyer and Seller shall file all Tax Returns (including IRS Form 8594) consistent with the Allocation. Neither Buyer nor Seller shall take any Tax position inconsistent with such Allocation; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation.

ARTICLE 3
SELLER’S REPRESENTATIONS AND WARRANTIES

3.	Seller’s Representations and Warranties

. Seller hereby represents and warrants to Buyer, as follows:

3.1Organization, Good Standing, Etc.

Seller (a) is a limited liability company and is duly organized, validly existing, and in good standing under the Laws of the State of Delaware, (b) is duly qualified to do business in the State of Wyoming, and (c) has the requisite power and authority to own, lease and operate the Properties as now being operated by Seller and to conduct its business as it is presently being conducted.

3.2Authorization

. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due execution and delivery by Buyer, is legal, valid and binding with respect to Seller and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally.

3.3No Breach

. Except as disclosed in Schedule 3.3, the execution, delivery, performance and consummation of this Agreement does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of the governing documents of Seller; (b) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which Seller is a party or by which Seller or its interest in any of the Properties is bound, including without limitation, the Contracts; (c) violate, conflict with or constitute a breach of any Law applicable to Seller or by which Seller or any of the Properties is bound; or (d) result in the creation, imposition or continuation of any Lien on or affecting Seller’s interest in the Properties.

3.4Litigation

. Except as disclosed in Schedule 3.4, there is no action, suit, demand or proceeding, investigation, charge or audit pending before any Governmental Authority, arbitrator or mediator or, to Seller’s Knowledge, threatened in writing against Seller or its Affiliates by any Third Party or Governmental Authority (a) with respect to the business conducted by Seller with respect to the Properties or relating to any Property or Seller’s ownership or operation thereof, or (b)  questioning the validity of or seeking to prevent the consummation of this Agreement or the transactions contemplated hereby or which are reasonably likely to impair or delay materially Seller’s ability to perform its obligations under this Agreement.

3.5Taxes

. Except as disclosed in Schedule 3.5, (a) all Tax Returns relating to or in connection with the acquisition, ownership, or operation of the Properties required to be filed have been timely filed and all such Tax Returns are correct and complete in all material respects; (b) all Taxes relating or applicable to the acquisition, ownership or operation of the Properties (including Asset Taxes) that are or have become due have been timely paid in full, and are not delinquent and no audit, litigation or other proceeding with respect to such Taxes has been commenced or is presently pending, and Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of such Taxes and no such claim has been threatened in writing; (c) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax relating to the acquisition, ownership or operation of the Properties; (d) all Tax withholding and deposit requirements imposed by applicable law with respect to any of the Properties or the business of Seller have been satisfied in full in all respects; (e) there are no Liens on any of the Properties for Taxes (other than statutory liens for Taxes that are not yet due and payable); and (f) none of the Properties is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

3.6Permits

. Seller has all licenses, orders, franchises, registrations, permits, bonds, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications of all Governmental Authorities required to operate the Properties as presently operated by Seller (the “Permits”), and each such Permit is in full force and effect and has been duly and validly issued. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such Permit except those Permits issued in the name of Seller that are not transferable under applicable Laws, as set forth on Schedule 3.6. There are no outstanding violations of any of Seller’s Permits singly or in the aggregate.

3.7Compliance with Laws

. Seller has complied with and, to Seller’s Knowledge, the Properties have been operated in compliance with, all applicable Laws (other than Environmental Laws).

3.8Contracts

.

3.8.1Seller has listed in Schedule 3.8 all of the Contracts and other contracts directly related to or that materially affect or burden the Properties, including: (a) all joint venture, area of mutual interest, participation, purchase, lease, farmout, disposition, exchange and/or acquisition agreements for which any terms remain executory (excluding oil, gas and mineral leases); (b) all material Hydrocarbon purchase contracts, gathering contracts, processing contracts, transportation contracts, marketing contracts, joint operating agreements, and disposal or injection contracts affecting any of the Properties to which Seller is a party and which are not, by the terms thereof, subject to termination without penalty upon 90 days or less notice; (c) all net profits interests burdening any of the Properties; (d) non-competition agreements or any agreements that purport to restrict, limit or prohibit Seller from engaging in any line of business or the manner in which or the locations at which Seller conducts business, that will be binding on Buyer, as successor in interest to Seller in the Properties by virtue of the consummation of this transaction; (e) contracts and agreements between Seller and any of its Affiliates which will be binding on Buyer after Closing or which are not subject to termination as described in (b) above; and (f) any contract that can reasonably be expected to result in aggregate payments by Seller or aggregate revenue to Seller of more than $250,000 during the current or any subsequent fiscal year or $500,000 in the aggregate over the term of such contract (all such contracts described in (a)-(f) above, collectively, the “Material Contracts”).

3.8.2Except as disclosed in Schedule 3.8, (a) Seller is not and, to Seller’s Knowledge, no other party is in default under any Material Contract, and (b) the Material Contracts are in full force and effect as to, and binding upon, Seller and, to Seller’s Knowledge, are in full force and effect as to, and binding upon, the other counterparties thereto in accordance with their terms.

3.9Outstanding Capital Commitments

.  Except as set forth on Schedule 3.9, as of the execution of this Agreement, there are no outstanding authorities for expenditure or other capital commitments which are binding on the Properties.

3.10Hedges

. There are no futures, options, swaps, or other derivatives with respect to the sale of Hydrocarbons from the Properties that will be binding on the Properties or Buyer after Closing.

3.11Bonds

.  Schedule 3.11 is a complete and accurate list of all bonds, supplemental bonds, Third Party indemnities, letters of credit, guarantees and other securities, if any, posted by Seller or any Affiliate of Seller with or for the benefit of any Governmental Authority or Third Party and relating to the Properties.

3.12Environmental and Safety Matters

. Except as disclosed on Schedule 3.12, (a) to Seller’s Knowledge, the Properties and the operation thereof are in material compliance with applicable Environmental Laws; (b) there are no actions, suits, or proceedings pending, or threatened in writing, before any Governmental Authority with respect to the Properties alleging material violations of, or material liabilities under, Environmental Laws; and (c) Seller has received no written notice from any Governmental Authority of any alleged or actual material violation or non-compliance with, or material liability under, any Environmental Law, or of material non-compliance with the terms or conditions of any environmental Permits, arising from, based on, associated with, or related to the Properties or the ownership or operation thereof.  Notwithstanding any other provision of this Agreement, the representation and warranty in this Section shall be the sole and exclusive representation or warranty with respect to environmental matters and/or Environmental Laws and no other representation or warranty appearing in this Agreement shall be construed to cover any environmental matters or Environmental Laws.

3.13Payments for Production

.  Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties or similar arrangements established in the Leases and reflected on Exhibit A and/or Schedule 1.1(A)), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.

3.14Reversionary Interests

.  Except as indicated on Exhibit A or Exhibit B and/or Schedule 1.1(A), as applicable, the Leases or Wells are not subject to any reversion, back-in, after payout interest, non-consent interest, convertible interest or similar rights or adjustment to occur at a designated point of cost recovery, payout, passage of time or other event, the exercise or occurrence of which would reduce Seller’s Net Revenue Interest, or increase Seller’s Working

Interest in the Leases or Wells, in each case, from that set forth in Exhibit A or Exhibit B and/or Schedule 1.1(A), as applicable.

3.15Wells

.  Except as disclosed on Schedule 3.15, (a) all of the Wells operated by Seller or its Affiliates, and to Seller’s Knowledge all other Wells, have been drilled and completed, or are being drilled and completed, within the boundaries of the Leases, or lands pooled, communitized or unitized therewith, or within the limits otherwise permitted by applicable Law, (b) no Well operated by Seller or its Affiliates, and to Seller’s Knowledge no other Well, is subject to material penalties on allowable production after the Effective Time because of any overproduction or any other violation of applicable laws, rules, regulations or permits or judgments, orders or decrees of any Governmental Authority that would prevent any Well from being entitled to its full legal and regular allowable production from and after the Effective Time, and (c) there are no Wells operated by Seller or its Affiliates, and to Seller’s Knowledge no other Wells (i) that the applicable operator is obligated by applicable Law or contract to plug or abandon, (ii) that have been plugged, dismantled or abandoned in a manner that does not comply in all material respects with applicable Law, or (iii) that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Authority.

3.16Broker’s or Finder’s Fees

. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which Buyer will have any responsibility whatsoever.

3.17Bankruptcy

. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to Seller’s Knowledge threatened against Seller or any Affiliate of Seller. None of Seller or its Affiliates is insolvent or generally not paying its debts as they become due.

3.18Preferential Rights of Purchase and Consents to Assign

. Except as set forth on Schedule 3.18, no interest of Seller in any Property is subject to any (a) PPR which gives a Third Party the right to purchase any interest of Seller in a Property (or any part thereof) or (b) consent of any Third Party to the sale and conveyance of Seller’s interest in the Properties as provided for in this Agreement (except for Customary Post-Closing Consents).

3.19Gas Balancing

.  As of the Effective Time, (a) Seller is not obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Properties; (b) Seller is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Properties in excess of the contract requirements; and (c) there are no Gas Imbalances with respect to Seller’s obligations relating to the Properties.

3.20Royalties

: Except as set forth on Schedule 3.20, all oil and gas production proceeds payable by Seller or its Affiliates to others from the Wells have been disbursed in accordance with all of the terms and conditions of the applicable Leases, other contracts, and applicable Law. Schedule 3.20 sets forth all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests, and other burdens with respect to the Properties that are being contested in good faith and all Suspended Funds that are being held as of the Effective Time. Seller has not granted or reserved any royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests, and other burdens with respect to any of the Properties.

3.21Leases

.  To Seller’s Knowledge, (i) no material default exists in the performance of any obligation of Seller under any Lease that would entitle the lessor to cancel or terminate any Lease, (ii) no material default exists under any Lease by any other Person a party thereto, and (iii) payments of all rentals, delay rentals, and similar payments with respect to the Leases that are due prior to the Closing Date have been or will be paid.  Except as set forth in Schedule 3.21, no party to any Lease or any successor to the interest of such party has filed or, to Seller’s Knowledge, threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease, in any material respect. Except as set forth on Schedule 3.21, Seller has a legal right of access to the surface of all lands burdened by the Leases.

3.22Surface Restrictions

.  Except as set forth in Schedule 3.22, to Seller’s Knowledge, none of the Properties are subject to any restrictions on any lessee’s use of the surface in connection with Hydrocarbon operations that would materially affect such use or operations, and no Property is burdened by any encumbrance that contains any such restrictions.

3.23Non-Consent

.  Seller has not elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of Seller’s interest in any Properties becoming subject to a reduction, penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the Net Revenue Interest and Working Interest columns set forth in Exhibit A or Exhibit B and/or Schedule 1.1(A), as applicable.

3.24No Liens

.  Except as set forth on Schedule 3.24, Seller has not caused any Liens to attach to any of the Properties in respect of obligations for borrowed money.

3.25Records

.  Seller has made all Records available for review and inspection by Buyer.

3.26Dispositions or Other Changes

.  Except for the execution and delivery of this Agreement and the transactions to take place under this Agreement, since June 30, 2020, (a) Seller has not conveyed, encumbered, abandoned or otherwise disposed of any part of Seller’s interest in the Properties, other than the sale of Hydrocarbons or obsolete machinery and equipment in the Ordinary Course of Business, and (b) there has not been any material adverse change, or any event or development that, individually or together with other such events, could reasonably be expected to result in a material adverse change in the condition of the Properties or the business of extracting, transporting or processing Hydrocarbons from the Properties.

ARTICLE 4
BUYER’S REPRESENTATIONS AND WARRANTIES

4.	Buyer’s Representations and Warranties

. Buyer represents and warrants to Seller, as follows:

4.1Organization and Standing.

Buyer is duly formed and in good standing under the Laws of the State of Texas. Buyer has the power and authority to acquire and own the Properties and to conduct business in the State of Wyoming.

4.2Powers

. Buyer is duly authorized and empowered to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Neither the certificate of formation nor the bylaws of Buyer nor any other instrument to which Buyer is a party or is bound, nor any court order or governmental Law, rule or regulation, will be violated by Buyer’s execution and consummation of this Agreement.

4.3No Restriction

. Buyer is not subject to any order, judgment or decree, or the subject of any litigation, claim or proceeding, pending or threatened, or any other restriction of any kind or character known to Buyer which would affect Buyer’s ability to carry out the transactions contemplated by this Agreement.

4.4Authorization

. Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due execution and delivery by Seller, is legal, valid and binding with respect to Buyer and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally.

4.5Non-Contravention

. The execution, delivery, performance, and consummation by Buyer of this Agreement and the transactions contemplated hereby do not and will not: (a) violate any provision of any governing document of Buyer, or (b) breach or violate, or result (with notice or lapse of time or both) in the breach, violation, acceleration or termination of, any contract, indenture, Lien, note, lease, agreement, license or Law to which Buyer is subject or by which any of its assets are bound or subject, except, with respect to any such breach, violation, acceleration or termination which would not prevent the consummation of the transactions contemplated hereby by Buyer or result in Seller incurring any loss or liability therefrom.

4.6Governmental Consent

. No consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required on the part of Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except any Customary Post-Closing Consents.

4.7Litigation, Etc.

There are no actions, proceedings, or investigations pending, or to Buyer’s knowledge, threatened in writing against Buyer, which question the validity of this Agreement or any other action taken or to be taken in connection herewith or which could reasonably be likely to materially impair Buyer’s ability to consummate the transactions contemplated hereby.

4.8Broker’s or Finder’s Fees

. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which Seller will have any responsibility whatsoever.

4.9Bankruptcy

. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to Buyer’s knowledge threatened against Buyer.

4.10Qualifications

. Buyer is qualified with all applicable Governmental Authorities to own and operate the Properties.

4.11Investment

. Buyer (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities and is aware of the risks associated with the purchase, ownership and operation of such properties and facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Properties, ownership and operation thereof and its obligations hereunder, and (c) is able to bear the economic risks associated with the Properties, ownership and operation thereof and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, except for the representations set forth in Section 3 and Seller’s special warranty of Defensible Title set forth in the Assignment and the Deed, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Properties and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical and government relations employees and advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by or on behalf of Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and regulatory and other matters affecting the Properties.

ARTICLE 5
COVENANTS

5.	Covenants

. Seller and Buyer hereby covenant and agree to perform the following:

5.1Government Reviews

.  In a timely manner, Seller and Buyer shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Seller shall reasonably cooperate with and assist Buyer in pursuing such filings, applications and negotiations, and Buyer shall reasonably cooperate with and assist Seller with respect to such filings, applications and negotiations.  Each Party shall be responsible for and shall make any governmental filings occasioned by the ownership or structure of such Party.

5.2Operation of Business

. Except as to the matters set forth on Schedule 5.2, as otherwise approved by Buyer in writing (which approval shall not be unreasonably withheld, conditioned or delayed), or as expressly contemplated by the terms and conditions of this Agreement, from the date hereof until the Closing Date, Seller will:

5.2.1conduct its business related to the ownership of the Properties in the Ordinary Course of Business consistent with Seller’s ownership practices in connection with the Properties, and as a reasonable and prudent owner of oil and gas interests, either producing or undeveloped, as the case may be;

5.2.2not commit to any new operation on the Properties, or incur any contractual obligation or liability, reasonably anticipated by Seller to require future capital expenditures by the owner of the Properties in excess of $100,000 (excepting ongoing commitments under existing authorizations for expenditures that are disclosed on Schedule 3.9, and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable Contract or order, provided that Seller gives to Buyer an advance notice of such operations);

5.2.3not voluntarily terminate, amend, execute or extend any Contract;

5.2.4maintain in full force and effect all Leases and comply with all express or implied covenants contained therein;

5.2.5not transfer, sell, swap, grant any PPR or create any lien, security interest or other encumbrance with respect to the Properties, or (i) enter into any agreement for the sale, disposition or encumbrance of any of the Properties, or (ii) dedicate, sell, encumber or dispose of any Hydrocarbon production except made pursuant to the applicable Contracts in the Ordinary Course of Business;

5.2.6not make any election (or fail to make an election, the result of which is) to go non-consent with respect to any of the Properties;

5.2.7not make any election, filing or settlement with respect to Taxes other than consistent with past practice;

5.2.8not waive, release, assign, settle or compromise any claim action or proceeding relating to the Properties (including any matters involving taxes), other than those that involve only the payment of monetary damages not in excess of $100,000 individually or in aggregate, other than claims, actions or proceedings for which Seller remains responsible under this Agreement after the Closing; and

5.2.9not enter into an agreement with respect to any of the foregoing.

5.3Release of Liens

. Concurrent with the Closing, all liens, charges, mortgages and security interests (if any) encumbering any of the Properties that arise under any debt facilities maintained by Seller or any of its Affiliates shall be terminated and released.

5.4Casualty or Condemnation Loss

. If, after the date hereof, but prior to the Closing Date, any portion of the Properties suffers a Casualty Loss, subject to Section 6.3.3, Seller shall elect to either (a) cause the Properties adversely affected by any such individual Casualty Loss to be repaired or restored to their condition prior to such Casualty Loss, at Seller’s sole cost and expense or (b) remove such Properties from the transaction, in which event the unadjusted Purchase Price shall be adjusted downward by the Allocated Value of such Properties.  In the event Seller elects option (a) above and such repair or restoration work (in each case as used in this sentence, to the previous condition of the affected Properties prior to the Casualty Loss) is not completed prior to the Closing, either Party will have the right to exclude the affected Properties from the Closing, in which event, (i) the unadjusted Purchase Price shall be reduced by the Allocated Value of the affected Properties and (ii) (A) if such repair or restoration work is subsequently completed prior to the date of delivery of the Final Statement under Section 2.3, then a separate closing shall be held within five Business Days thereof at which (1) Seller shall convey the affected Properties to Buyer in accordance with this Agreement and (2) Buyer shall pay an amount equal to the Allocated Value of the affected Properties to Seller and (B) if such repair or restoration work is not completed by the date of delivery of the Final Statement, Seller shall have no further obligation to sell and convey the affected Properties and Buyer shall have no further obligation to purchase, accept and pay for the affected Properties.

5.5Consents to Assignment and Preferential Rights to Purchase

.

5.5.1Promptly after the date of the delivery of the Closing Notice pursuant to Section 6.1, Seller shall prepare and send (i) notices to the holders of any Required Consents requesting consents to the conveyances contemplated hereunder and (ii) notices to the holders of any applicable PPR in compliance with the terms of such rights and requesting waivers of such rights. Seller shall use commercially reasonable efforts (at its sole expense) to cause such consents to assignment and waivers of PPR (or the exercise thereof) to be obtained and delivered prior to the Closing. Buyer shall cooperate with Seller in seeking to obtain such consents to assignment and waivers of PPR. Any PPR must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement. The consideration payable under this Agreement for any particular Property for purposes of PPR notices shall be the Allocated Value for such Property.  If, prior to the Closing Date, any Party discovers any Required Consents or PPR (applying to the Properties) for which notices have not been delivered pursuant to the first sentence of this paragraph, then (A) the Party making such discovery shall provide the other Party with written notification of such consents or PPR, as applicable, (B) Seller, following delivery or receipt of such written notification, will promptly send notices to the holders of the Required Consents requesting consents to the conveyances contemplated hereunder and notices to the holders of PPR in compliance with the terms of such rights and requesting waivers of such rights and (C) the terms and conditions of this Section 5.5.1 shall apply to the Properties subject to such consents or PPR, as applicable.

5.5.2In no event shall there be transferred at the Closing any Property for which a Required Consent requirement has not been satisfied. In cases in which the Property subject to such a requirement is a Contract and Buyer is assigned the other Property or Properties to which the Contract relates, but the Contract is not transferred to Buyer due to the unwaived consent requirement, Seller shall continue after the Closing and the date of delivery of the Final Statement to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to Buyer upon receipt of the consent.  During such period, if such Contract is material to the continued operation of the Properties, Seller shall exercise commercially reasonable efforts, but without the obligation to make any payments or incur liabilities to Third Parties, to assist Buyer to secure continued services under the Contract, to provide Buyer with the benefits of such Contract or to replace same on commercially reasonable terms.  In cases in which the Property subject to such a consent requirement is a Lease, Land or Well and such consent requirement is not obtained by Closing, the affected Property shall not be transferred at Closing and the unadjusted Purchase Price shall be reduced by the Allocated Value of the Property.  If an unsatisfied consent requirement with respect to which a Purchase Price adjustment is made under Section 2.2 is subsequently satisfied prior to the date of delivery of the Final Statement, a separate closing shall be held within five Business Days thereof at which (A) Seller shall convey the affected Property to Buyer in accordance with this Agreement and (B) Buyer shall pay an amount equal to the Allocated Value of such Property to Seller. If such consent requirement is not satisfied by the date of delivery of the Final Statement, Seller shall have no further obligation to sell and convey such Property and Buyer shall have no further obligation to purchase, accept and pay for such Property, and the affected Property shall be deemed to be an Excluded Asset for all purposes.

5.5.3If any PPR for any Property is exercised prior to the Closing, the unadjusted Purchase Price shall be decreased by the Allocated Value for such Properties, and the affected Properties shall be deemed to be Excluded Assets for all purposes.  Seller shall retain the consideration paid by the Third Party, and shall have no further obligation with respect to such affected Properties under this Agreement.  Should a Third Party fail to exercise its PPR as to any portion of the Properties prior to the Closing and the time for exercise or waiver has not yet expired, the affected Properties shall not be transferred at the Closing and the unadjusted Purchase Price shall be reduced by the Allocated Values of such Properties.  In the event that such Third Party exercises its PPR following the Closing, Seller shall have no further obligation to sell and convey the affected Properties and Buyer shall have no further obligation to purchase, accept and pay for such affected Properties, and the affected Properties shall be deemed to be Excluded Assets for all purposes.  If, on the other hand, the applicable PPR are waived or expire, a separate closing shall be held within five Business Days thereof at which (i) Seller shall convey the affected Properties to Buyer in accordance with this Agreement and (ii) Buyer shall pay an amount equal to the Allocated Value of such Properties to Seller.

5.6Accounting

. Seller will (without obligation to incur any Third Party expense) cooperate with and assist Buyer after Closing in the transition of any joint interest billing and revenue disbursement accounting for the Properties and will take such actions as may be reasonably required with respect thereto.

5.7Revenues Held For Benefit of the Other Party

. Following the Closing, in the event either (a) Buyer receives production or other revenues attributable to any of the Properties for any periods prior to the Effective Time (other than with respect to inventory purchased by Buyer pursuant to Section 2.1(a)) or (b) Seller receives production or other revenues attributable to any of the Properties for any periods after the Effective Time, the receiving Party will hold such revenues for the exclusive benefit of the Party entitled thereto and, if not taken into account for purposes of the Final Statement, will pay any such amounts due to such Party pursuant to Section 2.3 of this Agreement, or if the final accounting in connection with the Final Statement has occurred, within 30 days after receipt of such revenues. Following the Closing, in the event either (i) Buyer pays expenses attributable to any of the Properties for any periods prior to the Effective Time that are allocable to Seller under Section 2 or (ii) Seller pays expenses attributable to any of the Properties for any periods after the Effective Time that are allocable to Buyer under Section 2, the other Party will reimburse such Party pursuant to Section 2.3 of this Agreement, or if the final accounting in connection with the Final Statement has occurred, within 30 days after payment of such expenses.

5.8	Tax Matters

.

5.8.1Seller shall be allocated and bear all Asset Taxes relating to its Properties that are attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the date on which the Effective Time occurs. Buyer shall be allocated and bear all Asset Taxes that are attributable to (i) any Tax period beginning at or after the Effective Time and (ii) the portion of any Straddle Period beginning on the date on which the Effective Time occurs. Each Party shall be responsible for its own Income Taxes.

5.8.2For purposes of this Agreement (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii)) shall be allocated to the Tax period or portion thereof in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the Tax period or portion thereof in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Property gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

5.8.3Notwithstanding any other provision of this Agreement, to the extent the actual amount of an Asset Tax is not determinable at the Closing or at the time of the determination of the Final Statement, as applicable, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 5.8.

5.8.4Subject to Buyer’s indemnification rights under Section 7.2 of this Agreement, after the Closing Date (a) Buyer shall be responsible for paying to the applicable Governmental Authority any Asset Taxes relating to any Tax period that ends before or includes the Effective Date that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (b) Buyer shall submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and (c) Buyer shall timely file any such Tax Return, incorporating any reasonable comments received from Seller prior to the due date therefor. The Parties agree that (i) this Section 5.8.4 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Authority, and (ii) nothing in this Section 5.8.4 shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.

5.8.5If a Party receives a refund (whether by way of refund, credit, offset or otherwise) of Taxes for which the other Party is responsible hereunder and paid or economically bore such Tax, the first Party shall promptly pay such amount to the other Party.

5.8.6The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Properties. Such cooperation shall include the retention and (upon another Party’s request) the timely provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Properties relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

5.8.7Seller and Buyer shall reasonably cooperate with one another to minimize any Transfer Tax with respect to the transactions described herein and in filing any necessary Tax Returns to accompany the payment of any Transfer Tax.

5.8.8Seller shall (i) cause each tax partnership that is disclosed on Schedule 3.5 to either (x) have in effect a valid election under Section 754 of the Code for any taxable year that includes the Closing Date or (y) obtain all necessary consents therefor; and (ii) provide evidence satisfactory to Buyer that the covenant set forth in subpart (i) has been satisfied.

5.9Revenues and Expenses

. For all purposes including the Purchase Price adjustments under Section 2, Seller and Buyer will properly allocate revenues and Property Costs (excluding,

for the avoidance of doubt, Asset Taxes, Income Taxes and Transfer Taxes) before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation. All Property Costs incurred in the operation of the Properties before the Effective Time will be borne by Seller and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties prior to the Effective Time will be the property of Seller, and all Property Costs incurred in the operation of the Properties from and after the Effective Time will be borne by Buyer and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties from and after the Effective Time and from the sale of inventory purchased by Buyer pursuant to Section 2.1(a) will be the property of Buyer.

5.10Suspended Funds

. From and after Closing, Buyer shall administer the Suspended Funds to the extent such Suspended Funds are delivered to Buyer at the Closing in accordance with Section 2.2(f).

5.11Termination of Affiliate Contracts

.  Seller will terminate or cause its Affiliates to terminate and release, effective as of the Closing Date, any contracts or agreements between Seller and its Affiliates insofar and only insofar as such contracts or agreements relate to or bind the Properties, including any and all overriding royalties, net profits interests and similar burdens on any of the Properties created by, through, or under Seller or any Affiliate of Seller.

5.12Further Assurances

.  After Closing, Seller and Buyer each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.  Each Seller and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Authority as required to consummate the transactions contemplated by this Agreement.  Each Party shall, to the extent permitted pursuant to applicable Laws, cooperate with and use commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.  Buyer shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transaction contemplated by this Agreement, regardless of whether Buyer, Seller, or any of their respective Affiliates is required to make the payment.

5.13Limitations on Representations and Warranties

.

5.13.1except for the express AND SPECIFIC representations AND WARRANTIES of Seller in this agreement AND the special warranty of DEFENSIBLE title IN the assignment AND THE DEED, BUYER ACKNOWLEDGES THAT Seller has NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY OTHER REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE), and BUYER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON AND EXPRESSLY WAIVES, ANY SUCH OTHER REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE), or any STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS

AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY EMPLOYEE, AGENT, OFFICER, DIRECTOR, MEMBER, MANAGER, EQUITY OWNER, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF THEIR AFFILIATES).

5.13.2FURTHER, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND THE DEED, Seller EXPRESSLY DISCLAIMs ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE) AS TO (a) TITLE OF THE PROPERTIES, (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES, (c) THE CONTENTS, CHARACTER, NATURE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, INCLUDING (i) ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PROPERTIES, (ii) ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, AND (iii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITY OWNERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (d) THE ENVIRONMENTAL OR OTHER CONDITION OF THE PROPERTIES, and (e) ANY ESTIMATES OF THE VALUE OF THE PROPERTIES OR FUTURE REVENUES GENERATED BY THE PROPERTIES.

5.13.3except for the express representations AND WARRANTIES of Seller in this agreement AND THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND THE DEED, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE PROPERTIES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS

WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (f) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (g) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT, EXCEPT WITH RESPECT TO BUYER’S RIGHTS UNDER SECTION 7.2 WITH RESPECT TO BREACHES OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE 3 AND THE RETAINED LIABILITIES, THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES IN WHICH SELLER HAS ANY INTEREST ARE BEING ACCEPTED BY BUYER, “AS IS, WHERE IS, WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER REPRESENTS TO SELLER THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND OTHER PROPERTIES AS BUYER DEEMS APPROPRIATE.

5.13.4SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.13 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY LAW, RULE OR ORDER.

5.13.5Notwithstanding anything contained herein to the contrary, neither the Seller nor its officers, directors or employees shall have any liability for any breach of or inaccuracy in any representation or warranty made by Seller in ARTICLE 3 to the extent that Buyer had knowledge at or before the DATE HEREOF of the facts as a result of which such representation or warranty was breached or inaccurate.

5.14Post-Closing

.

5.14.1Buyer and Seller agree that the Purchase Price will be adjusted after the Closing Date in accordance with the provisions of Section 2.

5.14.2Seller shall deliver to Buyer originals of all Records as promptly as practicable, but no later than two Business Days, after the Closing Date. Seller shall keep confidential, and shall cause its Affiliates to keep confidential, any copies of Records retained by Seller and shall not disclose such Records to any Third Party.

5.14.3Promptly (but in no event later than 30 days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Authorities necessary to assign and transfer the Properties and title thereto and to comply with applicable Laws, and Seller shall reasonably assist Buyer with such filings.

5.15Right of Set Off

.  Following the Closing, Buyer shall have the right, and shall have the right to cause any of its Affiliates, to offset, net out and set off any claim arising after the Closing for any amount owed to it under or arising from this Agreement (including any amounts arising from liabilities for which Seller has an obligation to indemnify, defend, reimburse or hold harmless any of the Buyer Indemnified Parties under Section 7.2) against any  amount owed by it or any of its Affiliates to Seller or any of its Affiliates under any agreement or arrangement among any such parties, provided, that this right of set-off shall not apply to amounts payable by Seller under Article 2 of this Agreement.

ARTICLE 6
CLOSING

6.	The Closing

. The Closing shall be held at the offices of Gibson, Dunn & Crutcher LLP, at 10:00 a.m. central time on the Closing Date, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in this Article 6 (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or at such other time as Seller and Buyer mutually may agree in writing.

6.1Closing Notice

. Prior to the termination of this Agreement, Seller shall have the right to require the Closing of the transactions contemplated hereby to occur, upon the terms and subject to the satisfaction of the conditions hereof, by delivery of a Closing Notice to Buyer; provided, however, that Seller shall not be permitted to deliver such Closing Notice until the expiration of the Approval Period.

6.2General Conditions

. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

6.2.1No Injunction or Prohibition

. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

6.2.2Merger Agreement

. The Merger Agreement Closing shall not have occurred.

6.3Conditions to Obligations of Buyer

. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

6.3.1Representations, Warranties and Covenants

. The representations and warranties of Seller contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date.  Seller shall have materially performed all obligations and agreements and materially complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.3.2No Litigation

. No action shall have been commenced or threatened by or before any Governmental Authority that, in the reasonable, good faith determination of the Buyer, is reasonably likely to (i) require divestiture of any assets of the Buyer as a result of the transactions contemplated by this Agreement or the divestiture of any Properties, (ii) prohibit or impose limitations on the Buyer’s ownership or operation of all or a material portion of the Properties or any of its other businesses or assets (or those of any of its subsidiaries or Affiliates) or (iii) impose limitations on the ability of the Buyer or its Affiliates, or render the Buyer or its Affiliates unable, effectively to control the Properties in any material respect.

6.3.3Impairments

. The sum of (without duplication of any amounts) (i) the aggregate Allocated Values of Properties requiring consents to assign or waivers of PPR for which a consent or waiver, as applicable, has not been obtained by the Closing Date, plus (ii) the aggregated amount of Casualty Losses, does not equal or exceed 5% of the unadjusted Purchase Price.

6.3.4Deliveries

. Buyer shall have received an executed copy of each of the documents listed in Section 6.6.

6.4Conditions to Obligations of Seller

. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

6.4.1Representations, Warranties and Covenants

. The representations and warranties of Buyer contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date.  Buyer shall have materially performed all obligations and agreements and materially complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.4.2Deliveries

. Seller shall have received an executed copy of each of the documents listed in Section 6.5.

6.5Buyer’s Deliveries

. At the Closing, Buyer will deliver or cause to be delivered to Seller the following items:

6.5.1Purchase Price

. To Seller, the Purchase Price as directed in writing by Seller and adjusted in accordance with this Agreement;

6.5.2Assignments

. Original counterparts of the Assignment, in recordable form, duly executed by an authorized officer of Buyer, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

6.5.3Letters in Lieu.  Letters in lieu of transfer orders for each purchaser of production with respect to each Well in form and substance satisfactory to the Parties;

6.5.4Governmental Assignments

. Assignments in form required by any Governmental Authority for the assignment of any Properties controlled by such Governmental Authority, duly executed by Buyer, in sufficient duplicate originals to allow recording and filing in all appropriate offices; and

6.5.5Officer’s Certificate. A certificate dated as of the Closing Date and executed by an officer or other authorized signatory of Buyer, that the conditions set forth in Section 6.4.1 have been fulfilled.

6.6Seller’s Deliveries

. At the Closing, Seller will deliver or cause to be delivered to Buyer the following items (all documents will be duly executed and acknowledged where required):

6.6.1Conveyances. Original counterparts of (a) the Assignment, and (b) the Deed, in each case in recordable form, duly executed by an authorized officer of Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

6.6.2Letters in Lieu.  Letters in lieu of transfer orders for each purchaser of production with respect to each Well in form and substance satisfactory to the Parties;

6.6.3Governmental Assignments. Assignments in form required by any Governmental Authority for the assignment of any Properties controlled by such Governmental Authority, duly executed by Seller, in sufficient duplicate originals to allow recording and filing in all appropriate offices;

6.6.4Lien Releases. Releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, and fixture filings burdening the Properties by, through, or under Seller or its Affiliates, including those set forth on Schedule 3.24 attached hereto, duly executed by the applicable lienholder(s);

6.6.5Officer’s Certificate. A certificate dated as of the Closing Date and executed by an officer or other authorized signatory of Seller, that the conditions set forth in Section 6.3.1 have been fulfilled; and

6.6.6Certificate of Non-Foreign Status. An affidavit or certificate attesting to Seller’s non-foreign status and meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2).

ARTICLE 7
INDEMNIFICATION

7.	Indemnification

. Upon and after the Closing contemplated by this Agreement, the Parties will indemnify each other as follows and/or agree to the following:

7.1Assumed Obligations

. Upon the consummation of the Closing, Buyer shall assume all of the Assumed Obligations.  Notwithstanding anything herein to the contrary, from and after the Closing Date, Buyer shall assume all risk of loss of the Properties, including all risk of loss with respect to production of Hydrocarbons through normal depletion and the depreciation of personal property due to ordinary wear and tear, in each case, with respect to the Properties.

7.2Seller’s Indemnification

. Upon the consummation of the Closing, Seller hereby agrees to pay, defend, indemnify, reimburse and hold harmless Buyer, Buyer’s Affiliates, and each of the foregoing Person’s directors, officers, agents and employees (the “Buyer Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation, action, judgment or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach of or default in any representation or warranty of Seller set forth in this Agreement; (b) any breach of or failure by Seller to perform any covenant or obligation set forth in this Agreement; (c) any of the Retained Liabilities; and (d) the Excluded Assets.

7.3Buyer’s Indemnification

. Upon the consummation of the Closing, except for the matters set forth in Section 7.2, Buyer hereby agrees to pay, defend, indemnify, reimburse and hold harmless Seller and Seller’s Affiliates and their respective directors, partners, members, managers, officers, agents and employees (the “Seller Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation, action, judgment or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach of or default in any representation or warranty of Buyer set forth in this Agreement; (b) any breach or failure by Buyer to perform any covenant or obligation set forth in this Agreement; and (c) any of the Assumed Obligations.

7.4Indemnification Procedure

. If any indemnified party discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such party will promptly give written notice to the indemnifying party, specifying such claim, and may thereafter exercise any remedies available to such indemnified party under this Agreement; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made against any indemnifying party, the indemnified party will give written notice to the indemnifying party of the commencement of such action; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby.

7.5Defense

. If any such claim is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof to the extent that it may wish, and after notice from the indemnifying party to such indemnified party of the indemnifying party’s election to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof unless the indemnifying party has failed to assume and diligently prosecute the defense of such claim. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel, the expenses of such defense to be paid by the indemnifying party. As a condition to the indemnifying party’s obligations hereunder, the indemnified party will in good faith cooperate with and assist the indemnifying party in the prosecution or defense of such indemnified claim at no unreasonable expense to the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim either (a) without the consent of the indemnified party, which consent shall not be unreasonably withheld, or (b) unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld.

7.6Certain Limitations on Indemnity Obligations

.

7.6.1No individual claim of Buyer or Buyer Indemnified Parties (each, an “Individual Claim”) pursuant to Section 7.2(a) (except with respect to a breach of any Fundamental Representations) shall be made hereunder until the total of all Individual Claims exceeds one percent (1%) of the unadjusted Purchase Price (the “Basket”). If the total amount of all of Buyer’s or Buyer Indemnified Parties’ Individual Claims exceed the Basket, then Seller’s obligations under Section 7.2(a) shall be limited to the amount by which the aggregate amount of such Individual Claims exceeds the Basket.

7.6.2In no event will Seller’s aggregate liability (a) under Section 7.2(a) (except with respect to a breach of any Fundamental Representations) exceed thirty percent (30%) of the unadjusted Purchase Price or (b) under Section 7.2 exceed one hundred percent (100%) of the unadjusted Purchase Price.

7.6.3The amount of any indemnification provided under Section 7.2 or 7.3 shall be net of any amounts actually recovered by the indemnified party under insurance policies.

7.6.4Notwithstanding anything to the contrary contained in this Agreement, except for the rights of Buyer under the special warranty of Defensible Title set forth in the Assignment and the Deed, this Article 7, Article 8, and Section 5.15 contain the Parties’ exclusive remedy against each other with respect to breaches of this Agreement, including breaches of the representations and warranties contained in Articles 3 and 4, the covenants and agreements that survive the Closing pursuant to the terms of this Agreement. Except for the remedies contained in this Article 7, Article 8, and Section 5.15 and for the rights of the parties hereto under the special warranty of Defensible Title set forth in the Assignment and the Deed, Buyer (on behalf of itself, each of the other Buyer Indemnified Parties and their respective insurers and successors in interest) releases, waives, remises and forever discharges Seller from any and all suits, legal or administrative proceedings, claims, remedies, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement, Seller’s ownership, use or operation of the Properties, or the condition, quality, status or nature of the Properties, including rights to contribution under CERCLA and under other Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between Seller and any Persons who are Affiliates of Seller, and rights under insurance maintained by Seller or any Person who is an Affiliate of Seller, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT), OF ANY RELEASED PERSON.

7.6.5Notwithstanding anything stated herein to the contrary, no Party will have any liability to the other Party or such other Party’s indemnified parties under this Section 7 with respect to any item for which a specific adjustment has already been made to the Purchase Price or payment made under the terms of this Agreement.

7.6.6The representations, warranties and covenants of each of the Parties set forth in this Agreement, subject to the express exceptions thereto, shall not be affected by any knowledge of, information furnished to, or any investigation or audit conducted before or after the Closing Date by, any Person in connection with the transactions contemplated hereby. In order to preserve the benefit of the bargain otherwise represented by this Agreement, each Party shall be entitled to rely upon the representations, warranties, covenants and agreements of the other Party set forth herein notwithstanding any investigation or audit conducted or any knowledge acquired (or capable of being acquired) before or after the Closing Date or the decision of any Party to complete the Closing. The right to indemnification or other remedy based on any of the representations, warranties, covenants or agreements in this Agreement shall not be affected by any investigation or audit conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.

7.6.7Notwithstanding anything herein or in any document to be executed at Closing to the contrary, the obligations and the rights of the Parties hereunder, and the amount of any damages for which any indemnifying party is obligated to indemnify or any indemnified Person is entitled to indemnity under this Article 7 shall be calculated by excluding and without giving effect to any qualifiers as to materiality or material adverse effect set forth in any representation or warranty.

7.6.8Any claim for indemnity to which Seller Indemnified Party or Buyer Indemnified Party is entitled must be asserted by and through Seller or Buyer, as applicable.

7.6.9The Parties shall treat, for U.S. federal and applicable state income Tax purposes, any amounts paid or received under this Article 7 as an adjustment to the Purchase Price, unless otherwise required by applicable Laws.

ARTICLE 8
TERMINATION

8.	Termination

.

8.1Termination Rights

. This Agreement may be terminated at any time prior to the Closing:

8.1.1by mutual written consent of Buyer and Seller;

8.1.2(i) by Buyer, if Buyer is not then in material breach of its obligations under this Agreement and Seller breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, and (B) has not been waived by Buyer, or (ii) by Seller, if Seller is not then in material breach of its obligations under this Agreement and Buyer breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.4 and (B) has not been waived by Seller;

8.1.3by Buyer if the Merger Agreement is terminated pursuant to Section 7.1(c) thereof;

8.1.4by Seller if the Merger Agreement is terminated pursuant to Section 7.1(d) thereof; or

8.1.5by either Seller or Buyer (i) if the Closing shall not have occurred by the 30th day following delivery of the Closing Notice by Seller to Buyer; provided that the right to terminate this Agreement under this Section 8.1.5 shall not be available if the failure of the Party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date or (ii) on or after the Merger Agreement Closing Date.

The party seeking to terminate this Agreement pursuant to this Section 8 (other than Section 8.1.1) shall give prompt written notice of such termination to the other party.

8.2Effect of Termination

. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 1.2 relating to interpretation, Section 9.2 relating to notices, Section 9.5 relating to third-party beneficiaries, Section 9.7 relating to governing law, Section 9.18 relating and confidentiality, Section 9.19 relating to press releases, Section 5.15 relating to set offs and this Section 8.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE 9
MISCELLANEOUS

9.	Miscellaneous

. It is further agreed as follows:

9.1Time

. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence of this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

9.2Notices

. All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email, then upon an affirmative reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such notices and communication shall be as follows:

To Buyer:

Contango Oil & Gas Company
717 Texas Avenue, Suite 2900

Houston, Texas 77002
Attention:  Chad McLawhorn
Facsimile:  (713) 236-4540
E-mail:  Chad.McLawhorn@contango.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attention:  Tull R. Florey
Facsimile:  (346) 718-6901
E-mail:  TFlorey@gibsondunn.com

To Seller:

Mid-Con Energy Properties, LLC

2431 East 61st Street, Suite 800
Tulsa, Oklahoma 74136
Attention:  Sherry L. Morgan
E-mail:  smorgan@mceplp.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman, LLP
1200 Seventeenth Street NW
Attention: Robert B. Robbins
Facsimile: (202) 513-8050
E-mail: robert.robbins@pillsburylaw.com

Either Party may, upon written notice to the other Party, change the address(es) and person(s) to whom such communications are to be directed.

9.3Survival

. The Fundamental Representations of Seller shall survive the Closing indefinitely, all other representations and warranties of Seller contained in this Agreement and Seller’s covenants and agreements to be performed prior to or at Closing shall survive the Closing for twenty four (24) months, and Seller’s covenants and agreements to be performed after Closing shall survive the Closing until fully performed (as applicable, the “Expiration Date”); provided, however, any representation, warranty, covenant or agreement as to which a claim shall have been asserted prior to the Expiration Date shall survive until such claim and the indemnity with respect thereto are resolved. The special warranty of Defensible Title set forth in the Assignment and the Deed will survive the Closing indefinitely. Subject to the foregoing, the remainder of this Agreement shall survive Closing indefinitely.

9.4Cooperation

. Prior to termination of this Agreement and at all times following the consummation of this Agreement, the Parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any Party to this Agreement to assure that the benefits of this Agreement are realized by the Parties.

9.5No Third Party Beneficiaries

. Except for the indemnification rights of Seller Indemnified Parties and Buyer Indemnified Parties under Section 7 and the right of set off of Affiliates of Seller set forth in Section 5.15, nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person a Third Party beneficiary of this Agreement.

9.6Cumulative Remedies

. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

9.7Choice of Law

.

9.7.1This Agreement and all claims and disputes arising out of or related to this Agreement or the formation, validity, alleged breach or termination thereof, or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, whether sounding in contract, tort or otherwise, and the applicable statute of limitations with respect to all such matters, shall be governed by and construed under the Laws of the State of Texas (excluding any conflict of laws provision that would require the application of the Law of any other jurisdiction). As to matters relating to title to the Properties, the Laws of the State of Wyoming apply as to the Property located in (or otherwise subject to the laws of) such state.

9.7.2The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of or relating to this Agreement shall be in any state or federal court in Dallas, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

9.7.3To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 9.7.2.

9.8Entire Agreement

. This Agreement and the Exhibits and Schedules attached hereto, the Assignment, the Merger Agreement and the other documents contemplated by this Agreement,

together with the Non-Disclosure Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein or therein. In the event of a conflict between the Non-Disclosure Agreement and this Agreement, the terms and provisions of this Agreement shall prevail.

9.9Assignment

. It is agreed that neither Party may assign such Party’s rights nor delegate such Party’s duties under this Agreement without the express written consent of the other Party, and any attempted such assignment without such express written consent shall be void. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to any direct or indirect wholly-owned subsidiary of Buyer without Seller’s consent; provided that no such assignment shall limit or affect Buyer’s obligations hereunder.

9.10Amendment

. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

9.11Severability

. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future Law, the remainder of this Agreement will not be affected thereby. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

9.12Waiver

. Any failure by any party or parties hereto to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

9.13Counterparts; Facsimiles; Electronic Transmission

. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.

9.14JOINT ACKNOWLEDGMENT

. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

9.15WAIVER OF JURY TRIAL, SPECIAL DAMAGES, ETC.

EACH OF BUYER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME

ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, except to the extent an Indemnified Party is required to pay “SPECIAL DAMAGES,” AS DEFINED BELOW to a third party that is not an Indemnified Party (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION, IN EACH CASE IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH WAIVERS ARE TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY AND PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANOTHER PARTY HERETO OR ANY CLAIMS OF ANY PERSON FOR WHICH ONE PARTY HAS AGREED TO PROVIDE INDEMNIFICATION UNDER THIS AGREEMENT.

9.16Mutuality

. The Parties acknowledge and declare that this Agreement is the result of extensive negotiations between them. Accordingly, if there is any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by any Party.

9.17Schedules

. The inclusion of any information (including Dollar amounts) in any section of the disclosure Schedules hereto shall not be deemed to be an admission or acknowledgment by Seller that such information is required to be listed on such Schedule or is material to or outside the Ordinary Course of Business of Seller. The information contained in this Agreement, the Exhibits and the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of a legal requirement or breach of contract). Matters may be disclosed on a Schedule to this Agreement for purposes of information only. Matters disclosed in each Schedule shall only qualify the representation and warranty in which such Schedule is referenced.

9.18Confidentiality

. Buyer acknowledges that, pursuant to its right of access to the Records and the Properties, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Non-Disclosure Agreement.

9.19Press Releases

. Neither Party shall make any press release or other public announcements concerning this transaction, without the written consent of the other Party, which consent shall not be unreasonably withheld. Any Party desiring or required to make a public announcement shall first give the other Party 24 hours written notification of its desire or requirement to make such a public announcement. The written notification shall include (a) a request for consent to make the announcement, and (b) a written draft of the text of such public announcement. Nothing contained herein shall prohibit any Party hereto from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law, or the rules of any stock exchange upon which the Party’s capital stock is traded, provided, however, that the foregoing procedure of written notification shall first be followed.

9.20Sale or Use Tax, Recording Fees, and Similar Taxes and Fees

. Each of Buyer and Seller shall bear one half of any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby (“Transfer Taxes”).

9.21Expenses

. All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Buyer shall be borne solely and entirely by Buyer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller has executed this Agreement effective as of the execution of this Agreement.

SELLER:

Mid-Con Energy Properties, LLC

By: MID-CON ENERGY PARTNERS, LP, its sole member

        By: MID-CON ENERGY GP, LLC, its general partner

By:	Name: Sherry L. Morgan Title: Chief Executive Officer

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, Buyer has executed this Agreement effective as of the execution of this Agreement.

BUYER:

Contango Oil & Gas Company

By:	Name: Farley Dakan Title: President

Signature Page to Purchase and Sale Agreement